Exhibit 99.1

Contact:         Diana G. Purcel – Chief Financial Officer

                       952-294-1300

Famous Dave’s Reports Full Year Results of $0.68 per share

Includes non-cash charges of $0.04 per share

MINNEAPOLIS, February 15, 2012 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $37.5 million and $414,000, respectively, or $0.05 per diluted share, for the fourth quarter ended January 1, 2012. This compares to revenue and net income of $36.2 million and $517,000, respectively, or $0.06 per diluted share, for the comparable period in 2010. For the full year ended January 1, 2012, the company reported revenue and net income of $154.8 million and $5.6 million, respectively, or $0.68 per diluted share, which includes $0.04 non-cash charges for the impairment of specific restaurant assets. This compares to revenue and net income of $148.3 million and $7.2 million, respectively, or $0.82 per diluted share, for the comparable period in 2010, which included a $0.15 non-cash gain per diluted share related to the acquisition of seven restaurants in New York and New Jersey.

“This has been both a challenging and satisfying year for Famous Dave’s,” said Christopher O’Donnell, president and chief executive of Famous Dave’s of America. “Challenging, as a result of continued economic uncertainty, fluctuations in consumer confidence and volatile commodity markets. Satisfying, because we continue to evolve our brand and deliver improved financial performance. We saw continued growth for our system by opening ten new restaurants, including a fast casual concept, attracting new franchise partners and achieving a 1.5% comparable sales increase for our company-owned restaurants and flat comparable sales for our franchise-operated restaurants. Lastly, we further strengthened our balance sheet as evidenced by a 15% reduction in our revolver debt.”

Fiscal 2011’s fourth quarter results included non-cash impairment charges of approximately $355,000 or $0.04 per diluted share for specific restaurant assets. The prior year fourth quarter included an impairment charge of approximately $142,000 or $0.01 per diluted share.

Same store sales for company-owned restaurants open for 24 months or more increased 3.6% for the fourth quarter, and increased 1.5% for the full year period. Comparable sales included a weighted average price increase of approximately 3.1% and 2.6% for the fourth quarter and full year, respectively. Comparable sales for franchise-operated restaurants increased 2.1% for the fourth quarter, and were flat for the full year period.

Franchise royalty revenue for the fourth quarter of 2011 totaled $4.0 million, compared to $3.7 million for the comparable period in 2010. The increase reflects the opening of eight new franchise restaurants since the fourth quarter of 2010 as well as the increase in comparable sales of 2.1% for the fourth quarter, partially offset by the five franchise restaurants that closed since the fourth quarter of 2010. Franchise royalty revenue for fiscal 2011 totaled $16.6 million, compared to $15.9 million for the fiscal 2010. This increase reflects the eight new restaurants opened during 2011 and flat comparable sales, partially offset by the loss of royalties for the five restaurants that closed during 2011.

Stock-based and Board of Directors Cash Compensation and Common Share Repurchase

Earnings results for the fourth quarter of 2011 included approximately $401,000 or $0.04 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $327,000 or $0.02 per diluted share, for the prior year comparable period. The increase is primarily due to an increase in the Company’s stock price over the prior year. Stock-based compensation expense and board of directors’ cash compensation expense for the full year of 2011 was approximately $1.7 million or $0.14 per diluted share, compared to approximately $1.3 million or $0.10 per diluted share for the prior year comparable period.

The company repurchased 304,036 shares of common stock during the fiscal 2011 fourth quarter at an average price of $8.68 per share, excluding commissions, for a total of approximately $2.6 million. The company repurchased 610,166 shares of common stock during the full year of 2011 at an average price of $9.42 per share, excluding commissions, for a total of approximately $5.8 million. As of fiscal 2011 year end, the Company has repurchased 784,266 shares under its current 1.0 million share authorization at an average price of $9.62 per share, excluding commissions, for a total of approximately $7.5 million.

Marketing and Development

Development and marketing highlights during the quarter included a successful Southside Rib Tips limited time offering, representing a core menu item that was reinvented with a dry rub and a new Southside Sauce, and accompanied by hell-fire pickle chips and pickled red onions. From mid-February through March, as a limited time offer and in support of the Lenten season, the company will be featuring its Beer-Battered Cod, and during the promotion on Fridays will have an All-You-Can-Eat Cod fish special.

During the fourth quarter, Famous Dave’s opened three new franchise-operated restaurants in Rapid City, South Dakota, New York, New York, and Springfield, Missouri and one company-owned restaurant with a fast casual format in Eden Prairie, Minnesota. One franchise-operated restaurant closed in Chestnut, Pennsylvania during the quarter. Famous Dave’s ended the quarter with 187 restaurants, including 54 company-owned restaurants and 133 franchise-operated restaurants, located in 37 states. Subsequent to year end, a franchise-operated restaurant in Manchester, New Hampshire closed.

Outlook

“Looking forward to 2012, we believe we have all the tools in place to accelerate our growth,” O’Donnell said. “With the re-introduction of our newer, fast casual format, we have increased our ability to attract new franchise partners and provide more options for our existing franchisees. This smaller footprint gives us the ability to enter into new and existing markets more quickly, at a lower price point, and expands our brand identity.”

During 2012, we expect to open up to 15 new restaurants in total, with 10-12 franchise-operated locations and 2-3 company-owned locations. We plan to spend approximately $6.9 million on capital expenditures for new company-owned restaurants, remodels and maintenance for existing restaurants, and various infrastructure projects.

Conference Call

The company will host a conference call tomorrow, February 16, 2012, at 10:00 a.m. Central Time to discuss its fourth quarter and full year financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 54 locations and franchises 132 additional units in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

JANUARY 1, 2012 AND JANUARY 2, 2011

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
Revenue:
Restaurant sales, net	$33,336	$32,235	$136,896	$131,154
Franchise royalty revenue	3,967	3,694	16,611	15,902
Franchise fee revenue	—	110	320	345
Licensing and other revenue	201	178	984	867

Total revenue	37,504	36,217	154,811	148,268

Costs and expenses:
Food and beverage costs	10,252	9,633	40,829	38,754
Labor and benefits costs	10,780	10,135	43,170	41,352
Operating expenses	9,814	9,388	38,398	36,107
Depreciation and amortization	1,462	1,477	5,616	5,547
General and administrative expenses	3,929	4,412	16,463	16,165
Asset impairment and estimated lease termination and other closing costs	355	142	513	74
Pre-opening expenses	130	—	412	300
Gain on acquisition, net of acquisition costs	—	—	—	(2,036)
Net loss on disposal of property	4	2	14	22

Total costs and expenses	36,726	35,189	145,415	136,285

Income from operations	778	1,028	9,396	11,983

Other expense:
Interest expense	(264)	(340)	(1,085)	(1,140)
Interest income	3	93	22	171
Other income (expense), net	8	12	(7)	—

Total other expense	(253)	(235)	(1,070)	(969)

Income before income taxes	525	793	8,326	11,014

Income tax expense	(111)	(276)	(2,764)	(3,796)

Net income	$414	$517	$5,562	$7,218

Basic net income per common share	$0.05	$0.06	$0.70	$0.84

Diluted net income per common share	$0.05	$0.06	$0.68	$0.82

Weighted average common shares outstanding basic	7,766,000	8,335,000	7,972,000	8,620,000

Weighted average common shares outstanding diluted	7,866,000	8,535,000	8,149,000	8,784,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
Food and beverage costs(1)	30.8%	29.9%	29.8%	29.5%
Labor and benefits(1)	32.3%	31.4%	31.5%	31.5%
Operating expenses(1)	29.4%	29.1%	28.0%	27.5%
Depreciation & amortization (restaurant level)(1)	3.9%	4.1%	3.7%	3.8%
Depreciation & amortization (corporate level)(2)	0.5%	0.5%	0.4%	0.4%
General and administrative(2)	10.5%	12.2%	10.6%	10.9%
Asset impairment and estimated lease termination and other closing costs(1)	1.1%	0.4%	0.4%	0.1%
Pre-opening expenses and net loss on disposal of equipment(1)	0.4%	—	0.3%	0.2%
Gain on acquisition, net of acquisition costs(1)	—	—	—	(1.6)%

Total costs and expenses(2)	97.9%	97.2%	93.9%	91.9%
Income from operations(2)	2.1%	2.8%	6.1%	8.1%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	January 1, 2012	January 2, 2011
ASSETS
Cash and cash equivalents	$1,148	$2,654
Other current assets	8,809	8,593
Property, equipment and leasehold improvements, net	60,972	61,550
Other assets	3,188	3,332

Total assets	$74,117	$76,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,937	$13,854
Line of credit	11,000	13,000
Other long-term obligations	17,086	16,371
Shareholders’ equity	34,094	32,904

Total liabilities and shareholders’ equity	$74,117	$76,129

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	January 1, 2012	January 2, 2011
Cash flows provided by operating activities	$11,852	$13,884
Cash flows used for investing activities	(5,128)	(11,754)
Cash flows used for financing activities	(8,230)	(2,472)

Net decrease in cash and cash equivalents	$(1,506)	$(342)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
Restaurant sales (in thousands):
Company-Owned	$33,336	$32,235	$136,896	$131,154
Franchise-Operated	$83,659	$79,209	$355,338	$340,454

Total number of restaurants:
Company-Owned	54	52	54	52
Franchise-Operated	133	130	133	130

Total	187	182	187	182

Total weighted average weekly net sales (AWS):
Company-Owned	$48,319	$47,058	$50,216	$49,187
Franchise-Operated	$49,412	$48,417	$53,096	$52,631

AWS 2005 and Post 2005:(1)
Company-Owned	$51,353	$52,138	$54,527	$55,623
Franchise-Operated	$52,302	$51,559	$56,074	$56,322

AWS Pre-2005:(1)
Company-Owned	$46,278	$43,950	$47,458	$45,628
Franchise-Operated	$43,612	$42,515	$47,238	$46,287

Operating weeks:
Company-Owned	689	685	2,722	2,654
Franchise-Operated	1,693	1,632	6,691	6,458

Comparable net sales (24 month):
Company-Owned %	3.6%	3.3%	1.5%	0.7%
Franchise-Operated %	2.1%	(0.8)%	0.0%	(0.8)%

Total number of comparable restaurants:
Company-Owned	51	42	44	40
Franchise-Operated	111	104	102	94

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.